Exhibit (J)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

Master Portfolio Trust

We consent to the use of our reports dated July 19, 2011, with respect to Western Asset Institutional Government Reserves and Western Asset Institutional AMT Free Municipal Money Market Fund, each a series of Legg Mason Partners Institutional Trust and Government Portfolio, a series of Master Portfolio Trust, as of May 31, 2011, incorporated herein by reference, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

September 21, 2011